Exhibit 10.1

AMENDMENT TO PLACEMENT WARRANT PURCHASE AGREEMENT

This AMENDMENT TO PLACEMENT WARRANT PURCHASE AGREEMENT, dated as of October 20, 2009 (this “Amendment”), is by and among NRDC ACQUISITION CORP., a Delaware corporation (the “Company”), and NRDC CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Placement Warrant Purchase Agreement referenced below.

RECITALS

WHEREAS, the Purchaser and the Company entered into a Placement Warrant Purchase Agreement, dated as of October 2, 2007 (the “Placement Warrant Purchase Agreement”);

WHEREAS, in the Placement Warrant Purchase Agreement, the parties agreed that the Company would sell, and the Purchaser would purchase, in a private placement, Warrants substantially identical to the warrants being issued in the IPO pursuant to the terms and conditions thereof and as set forth in the Registration Statement; and

WHEREAS, the parties desire to amend the Placement Warrant Purchase Agreement in certain respects.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1. Amendments. The Placement Warrant Purchase Agreement is hereby amended as follows:

(a) The last sentence of Section 3.1 of the Placement Warrant Purchase Agreement is hereby deleted in its entirety and replaced with the following:

For purposes of this Agreement, “Business Combination” shall mean a (i) the Company’s initial acquisition of one or more operating businesses through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination or (ii) the consummation of substantially all of the transactions contemplated by the Framework Agreement, dated as of August 7, 2009, between the Company and Purchaser, either of which will require that a majority of the Company’s shares of common stock voted by the Company’s public stockholders (as described in the Registration Statement) are voted in favor of the transaction and less than 30% of the Company’s public stockholders both vote against the proposed transaction and exercise their conversion rights (as described in the Registration Statement).

2. No Other Changes. Except as expressly set forth herein, the Placement Warrant Purchase Agreement remains in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR ANY OF THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NRDC ACQUISITION CORP.

By:	/s/ Richard A. Baker Name: Richard A. Baker Title: Chief Executive Officer

NRDC CAPITAL MANAGEMENT, LLC

By:	/s/ Richard A. Baker Name: Richard A. Baker Title: Chief Executive Officer